Exhibit 1(c)

CMA MULTI-STATE MUNICIPAL SERIES TRUST

Establishment and Designation

CMA Florida Municipal Money Fund

        The undersigned, being all of the Trustees of CMA Multi-State Municipal Series Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Section 6.2 of the Declaration of Trust of the Trust, dated February 6, 1987, as amended (the “Declaration”), do hereby divide the shares of beneficial interest of the Trust, par value $.10 per share (the “Shares”), to create separate Series, within the meaning of Section 6.2, as follows:

1.	The Series is designated the “CMA Florida Municipal Money Fund” (referred to herein as the “Fund”).

2.	The Shares of the Fund shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

3.	The purchase price of Shares of the Fund, the method of determination of net asset value of the Fund, the price, terms and manner of redemption of Shares of the Fund, and the relative dividend rights of holders of Shares of the Fund shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the currently effective prospectus and statement of additional information relating to Shares of the Fund, as amended from time to time, under the Securities Act of 1933, as amended.

        IN WITNESS WHEREOF, the undersigned have signed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust as of the ______ day of ___________, 2005.

Robert C. Doll, Jr. (President/Trustee)	Ronald W. Forbes (Trustee)

Cynthia A. Montgomery (Trustee)	Jean Margo Reid (Trustee)

Roscoe S. Suddarth (Trustee)	Richard R. West (Trustee)

Edward D. Zinbarg (Trustee)

        The Declaration of Trust establishing CMA Multi-State Municipal Series Trust, dated February 6, 1987, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of the Trust, “CMA Multi-State Municipal Series Trust,” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of CMA Multi-State Municipal Series Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the “Trust Property” only shall be liable.

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